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                                                                   Exhibit 10.53

                   INTERCONNECTION AGREEMENT AMENDMENT TERMS
                   -----------------------------------------

     This Amendment Agreement ("Amendment") is made and entered into by and between McLeodUSA Telecommunications Services, Inc. ("McLeod") and Qwest Corporation ("Qwest") (collectively, the "Parties") on this 26th day of October, 2000.

     The Parties agree to file this Amendment as an amendment all Interconnection Agreements ("Agreements" and, singularly, "Agreement") between them, now in effect or entered into prior to December 31, 2003, with the Amendment containing the following provisions:

1. This Amendment is entered into between the Parties based on the following conditions, and such conditions being integrally and inextricably are a material part of this agreement:

     1.1 McLeodUSA purchased, as of the end of 1999 over 200,000 local exchange lines for resale from Qwest (throughout the 14-state area where Qwest is an incumbent local exchange carrier).

     1.2 Qwest and McLeodUSA currently have an agreement, on a region-wide basis, for the exchange of local traffic, including Internet-related traffic, on a "bill and keep" basis, that provides for the mutual recovery of costs through the offsetting of reciprocal obligations for local exchange traffic which originates with a customers of one company and terminates to a customer of the other company, provided however, that these provisions will not affect or avoid the obligations to pay the rates set out on Attachment 3.2.

     1.3 The Parties wish to establish a business-to-business relationship and have agreed that they will attempt to resolve all differences or issues that may arise under the Agreements or this Amendment under the escalation process to be established between the parties, and modified if appropriate.

     1.4 The Parties agree that the terms and conditions contained in this Amendment are based on current characteristics of McLeodUSA, which includes service to business and Centrex-related customers and includes a fair representation of all businesses, with no large proportion of usage going to a particular type of business.

     1.5 The Parties agree that the terms and conditions contained in this Amendment are based on the characteristics of McLeodUSA's traffic

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patterns, which does not include identifiable usage by any particular type of user.

     1.6 This Amendment shall be deemed effective on October 1, 2000, subject to approval by the appropriate state commissions, and the parties agree to implement the terms of the Amendment effective October 1, 2000. This Amendment will be incorporated in any future Agreements, but nothing in any new Agreement will extend the termination date of this Amendment or its terms beyond the term provided herein. Nothing in this Amendment will extend the expiration date of any existing interconnection agreement. This Amendment and the underlying Agreement shall be binding on Qwest and McLeodUSA and their subsidiaries, successors and assigns.

     1.7 In interpreting this Amendment, all attempts will be made to read the provisions of this Amendment consistent with Agreements and all effective amendments. In the event that there is a conflict between this Amendment and an Agreement or previous amendments, the terms and conditions of this Amendment shall supersede all previous documents.

     1.8 Except as modified herein, the provisions of the Agreements shall remain in full force and effect. Neither the Agreements nor this Amendment may be further amended or altered except by written instrument executed by an authorized representative of both Parties. This specifically excludes amendments resulting from regulatory or judicial decisions regarding pricing of unbundled network elements, which shall have no effect on the pricing offered under this Amendment, prior to termination of this Amendment.

     1.9 The Parties intending to be legally bound have executed this Amendment effective as of October 1, 2000, in multiple counterparts, each of which is deemed an original, but all of which shall constitute one and the same instrument.

     1.10 Unless terminated as provided in this section, the initial term of this Amendment is from the date of signing until December 31, 2003 ("Initial Term") and this Amendment shall thereafter automatically continue until either party gives at least six (6) months advance written notice of termination. This is Amendment can only be terminated during the Initial Term in the event the Parties agree.

     1.11 In the event of termination, the pricing, terms, and conditions for all services and network elements purchased under this Amendment shall immediately be converted, at the option of McLeodUSA, to either other prevailing prices for combinations of network elements, or to retail services purchased at the prevailing wholesale discount. In either case, if and to the

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extent conversion of service is necessary, reasonable and appropriate cost-based nonrecurring charges will apply.

     1.12 All factual preconditions and duties set forth in this Amendment are, are intended to be, and are considered by the parties to be, reasonably related to, and dependent upon each other.

     1.13 To the extent any Agreement does not contain a force majeure provision, then if either party's performance of this Amendment or any obligation under this Amendment is prevented, restricted or interfered with by causes beyond such parties reasonable control, including but not limited to acts of God, fire, explosion, vandalism which reasonable precautions could not protect against, storm or other similar occurrence, any law, order, regulation, direction, action or request of any unit of federal, state or local government, or of any civil or military authority, or by national emergencies, insurrections, riots, wars, strikes or work stoppages or vendor failures, cable cuts, shortages, breach or delays, then such party shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction or interference (a "Force Majeure").

     1.14 Neither party will present itself as representing or jointly marketing services with the other, or market its services using the name of the other party, without the prior written consent of the other party.


2. In consideration of the agreements and covenants set forth above and the entire group of covenants provided in section 3, all taken as a whole and fully integrated with the terms and conditions described below and throughout this Amendment, with such consideration only being adequate if all such agreements and covenants are made and are enforceable, McLeodUSA agrees to the following:

     2.1 To pay Qwest $43.5 million to convert to the Platform described herein and in Attachment 3.2.

     2.2 Based on all the terms and conditions contained herein, McLeodUSA may also purchase DSL and voice mail (at full retail rates) from Qwest for resale.

     2.3 During each of the three calendar years of this Amendment, to maintain for the purpose of providing service to McLeodUSA's customers, no fewer than 275,000 local exchange lines purchased from Qwest, and to maintain on Qwest local exchange lines to end users at least seventy percent (70%) (in terms of physical non-DS1/DS3 facilities) of McLeodUSA's local exchange service in the region where Qwest is the incumbent local exchange

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service provider. In addition, beginning in 2001, at least 1000 lines will be maintained in each state (including no less than 125,000 lines in the state of Iowa) in which Qwest is the incumbent local exchange service provider. For purposes of this provision, local exchange lines purchased include lines purchased for resale and unbundled loops, whether purchased alone or in combination with other network elements. This minimum line commitment will be reduced proportionally in the event Qwest sells any exchanges where it is currently the incumbent local exchange service provider.

     2.4 To place orders for the product offered in this amendment, and for features associated with the product, using (at McLeodUSA's option) primarily through either IMA or EDI electronic interfaces offered by Qwest.

     2.5 To remain on a "bill and keep" basis for the exchange of local traffic and Internet-related traffic, with Qwest, throughout the territories where Qwest is currently the incumbent local exchange service provider until December 31, 2002.

     2.6 To enter into and maintain interconnection agreements, or one regional agreement, covering the provision of Products in each state of the entire territory where Qwest is the incumbent local exchange service provider.

     2.7 To provide Qwest accurate daily working telephone numbers of McLeodUSA customers to allow Qwest to provide daily usage information to McLeodUSA so that McLeodUSA can bill interexchange or other companies switched access or other rates as appropriate.

     2.8 To provide Qwest with rolling 12 month forecasted line volumes to the central office level for unbundled loops, and otherwise where marketing campaigns are conducted, updated quarterly.

     2.9 To hold Qwest harmless in the event of disputes between McLeodUSA and other carriers regarding the billing of access or other charges associated with usage measured by a Qwest switch; provided that Qwest agrees to cooperate in any investigation related to such a dispute to the extent necessary to determine the type and accuracy of such usage.

3. In consideration of the agreements and covenants set forth above and the entire group of covenants provided in section 2, all taken as a whole and fully integrated with the terms and conditions described below and throughout this Amendment, with such consideration only being adequate if all such agreements and covenants are made and are enforceable, Qwest agrees to the following:

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     3.1  To waive and release all charges associated with conversion from resold services to the unbundled network platform and for terminating McLeodUSA contracts for services purchased from Qwest for resale as described in this amendment.

     3.2 To provide throughout the term of this Amendment the Platform and Products described herein and in Attachment 3.2, regardless of regulatory or judicial decisions on components of an unbundled network element platform, upon the rates, terms and conditions described herein and in Attachment 3.2.

     3.3 To provide daily usage information to McLeodUSA, for the working telephone numbers supplied to Qwest by McLeodUSA, so that McLeodUSA can bill interexchange or other companies switched access or other rates as appropriate.

     3.4 To remain on a "bill and keep" basis for the exchange of local traffic and Internet-related traffic with McLeodUSA, throughout the territories where Qwest is currently the incumbent local exchange service provider until December 31, 2002.

     3.5 To provide (at McLeodUSA's option) IMA and EDI electronic interfaces to adequately support the product described in section 3.2.

McLeodUSA Telecommunications                   Qwest Corporation
 Services, Inc.

_______________________________         _________________________________
Authorized Signature                          Authorized Signature

Blake O. Fisher
-------------------------------         _________________________________
Name Printed/Typed                             Name Printed/Typed

Group Vice President
-------------------------------         _________________________________
Title                                   Title

October 26, 2000                        October 26, 2000
-------------------------------         _________________________________
Date                                    Date

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                                Attachment 3.2


I. Performance by McLeodUSA of the covenants and agreements in section 2 of the Amendment to which this Attachment is a part.

II. Performance by Qwest of the covenants and agreements in section 3 of the Amendment to which this Attachment is a part.

III. State recurring rates for lines, adjustments, charges, other terms and conditions, included and excluded platform features, are at the end of this attachment, and are subject to and clarified by the following:

     A. In determining state-wide usage McLeodUSA agrees to allow Qwest to audit its records of usage of the platform on a quarterly basis. If average usage exceeds the 525 minutes per month for a three month period, or the agreed upon measurement period, on a state-by-state basis, all platform service shall be increased by the appropriate increment. The first increment audit will be conducted during December 2000. If average usage is above 525 minutes on a state-wide basis, the incremental usage element will not be applied for January, February and March usage, or the agreed upon measurement period. The second incremental audit will be conducted in March of 2001 based upon December, January and February usage, or the agreed upon measurement period. If the average usage is above 525 minutes for that quarter, then the appropriate increment usage element(s) will be applied to April, May and June usage, or the agreed upon measurement period. All audits will follow on a rolling quarterly basis, and all increments shall be applied on a rolling basis at the state level.

     B. The rates provided for by this platform do not apply to usage associated with toll traffic. Additional local usage charges will apply to usage associated with toll traffic.

     C.   Platform rates include only one listing per telephone number.

     D. Rates for voice messaging and DSL service are retail rates and are offered conditioned on paragraph I above where such services are available.

     E. Rates associates with miscellaneous charges, or governmental mandates, such as local number portability, shall be passed through to McLeodUSA.

     F. The Platform rates provided for in this Amendment shall only apply to additions to existing CENTREX common blocks

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                                Attachment 3.2

          established prior to October 1, 2000, and only apply to business local exchange customers served through this unbundled network element platform where facilities exist. Appropriate charges for any new CENTREX-related services or augments where facilities do not exist will apply. This Amendment only applies to platform services provided for business users and users of existing CENTREX common blocks. Qwest will not provide McLeodUSA any new CENTREX common blocks. Appropriate nonrecurring charges will apply to any disconnects, charges or additions to this platform. These rates do not apply to basic residential exchange (1FR) service.

IV.  G.   Any features or functions not explicitly provided for in this
          Amendment shall be provided only for a charge (both recurring and nonrecurring), based upon Qwest's rates to provide such service in accordance with the terms and conditions of the appropriate tariff or Agreement for the applicable jurisdiction.


                          PRICES FOR OFFERING

                   Platform       Additional charge
                  Recurring       for each 100 Minute
                                  increment * 525
                                  MOU/Month

 AZ                      30.80                     0.280
 CO                      34.00                     0.295
 IA                      26.04                     0.270
 ID                      33.15                     0.295
 MN                      27.00                     0.205
 MT                      34.95                     0.300
 ND                      28.30                     0.260
 NE                      35.95                     0.300
 NM                      27.15                     0.140
 OR                      26.90                     0.170
 SD                      29.45                     0.345
 UT                      22.60                     0.270
 WA                      24.00                     0.195
 WY                      33.40                     0.360

* more than

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                                Attachment 3.2

FEATURES INCL IN FLAT RATED UNE - BUSINESS
Call Hold
Call Transfer
Three-Way Calling
Call Pickup
Call Waiting/Cancel Call Waiting
Distinctive Ringing
Speed Call Long - Customer Change
Station Dial Conferencing (6-Way)
Call Forwarding Busy Line
Call Forwarding Don't Answer
Call Forwarding Variable
Call Forwarding Variable Remote
Call Park (Basic - Store & Retrieve)
Message Waiting Indication A/V

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                                Attachment 3.2


FEATURES INCL IN
EXISTING CENTREX
COMMON BLOCKS
Call Hold
Call Transfer
Three-Way Calling
Call Pickup
Call Waiting/Cancel Call Waiting
Distinctive Ringing
Speed Call Long - Customer Change
Station Dial Conferencing (6-Way)
Call Forwarding Busy Line
Call Forwarding Don't Answer
Call Forwarding Variable
Call Park (Basic - Store & Retrieve)
Message Waiting Indication A/V
Centrex Management System (CMS)
Station Mssg Detail Recording (SMDS)
Data Call Protection
Hunting Billing
Individual Line Billing
Intercept
Intrasystem Calling
Intercom
Night Service
Outgoing Trunk Queuing
Line Restrictions
Touch Tone
Directed Call Pickup
AIOD
Dial 0
Automatic Call Back Ring Again
Direct Inward Dialing
Direct Outward Dialing
Executive Busy Override
Last Number Redial
Make Set Busy
Network Speed call
Primary Listing

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